Exhibit 99.1

PRESS RELEASE

Contact:	Alfred J. Novak
President and Chief Executive Officer
(770) 717-6096

NOVOSTE RECEIVES NOTICE RELATING TO NONCOMPLIANCE WITH NASDAQ

STOCK MARKET LISTING REQUIREMENTS

NORCROSS, Ga.—(BUSINESS WIRE)—Apr. 25, 2005—Novoste Corporation (NASDAQ: NOVT—News) (the “Company”) announced today that on April 21, 2005, it received a notice from the Nasdaq Stock Market indicating that the Company is not in compliance with the Nasdaq Stock Market’s requirements for continued listing because, for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”). The notice does not by itself result in immediate delisting of the Company’s common stock. Nasdaq stated in its notice that in accordance with the Nasdaq Marketplace Rules, the Company will be provided 180 calendar days, or until October 18, 2005, to regain compliance with the Minimum Bid Price Rule. The notice also states that if, at any time before October 18, 2005, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq staff will provide the Company written notification that it has achieved compliance with the Minimum Bid Price Rule. However, the notice states that if the Company does not regain compliance with the Minimum Bid Price Rule by October 18, 2005, the Nasdaq staff will provide the Company with written notification that its common stock will be delisted from the Nasdaq Stock Market.

In the event that the Company receives notice that its common stock is delisted from the Nasdaq Stock Market, Nasdaq rules permit the Company to appeal any delisting determination by the Nasdaq staff to a Nasdaq Listings Qualifications Panel. In addition, in the event that such a delisting determination was based solely on non-compliance with the Minimum Bid Price Rule, Nasdaq Marketplace Rule 4450(i) may permit the Company to transfer its common stock to the Nasdaq’s Small Cap Market if the Company’s common stock satisfies all criteria for initial inclusion on such market other than compliance with the Minimum Bid Price Rule. In the event of such a transfer, the Nasdaq Marketplace Rules provide that the Company would be provided an additional 180 calendar days to comply with the Minimum Bid Price Rule.

Statements made in this press release that look forward in time or that express management’s beliefs, expectations or estimates regarding future occurrences are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in these forward-looking statements based upon known and unknown risks and uncertainties, including our ability to enter into a strategic or other transaction or to efficiently liquidate and distribute the assets of Novoste, and difficulties efficiently implementing our staged wind-down of business operations. These and other risks are detailed in documents filed by Novoste with the SEC including its Form 10-K for the year ended December 31, 2004.